FORM 3
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                                             |          OMB APPROVAL         |
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                                             | OMB Number:         3235-0104 |
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

CHERRY               DEAN                   E.
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   (Last)            (First)            (Middle)

c/o Moore Corporation Limited
One Canterbury Green, 6th Floor
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                     (Street)

Stamford,                  CT           06901
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   (City)               (State)         (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   12/28/01
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3. I.R.S. or Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name AND Ticker or Trading Symbol

   MOORE CORPORATION LIMITED (MCL)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [X] Officer (give title below)
   [ ] Other (specify below)

   President Commercial and Subsidiary Operations
   ----------------------------------------------

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6. If Amendment, Date of Original (Month/Day/Year)

   January 7, 2002***
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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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

FORM 3 (continued)

                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
--------------------------------------------------------------------------------------------------------------------
   Common Shares             24,453                        D                     N/A
--------------------------------------------------------------------------------------------------------------------
   Common Shares              4,150                        I                  By son
--------------------------------------------------------------------------------------------------------------------
   Common Shares              4,150                        I                  By daughter
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.


                                                                          (Over)
                                                                 SEC 1473 (3-99)

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------------------------------------------------------------
  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option      25%      12/12            Common Shares        150,000      CDN$14.215          D             N/A
(right to buy)            12/02     12/13
                          12/03     12/14
                          12/04     12/15
                          12/05
----------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option      25%      01/12            Common Shares         50,000      CDN$6.18            D             N/A
(right to buy)            01/02     01/13
                          01/03     01/14
                          01/04     01/15
                          01/05
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses: *** The original Form 3 which this Form 3 Amendment amends was filed via EDGAR with the SEC on January 7, 2002. The purpose of this Amendment is to amend the number of Common Shares listed in Table I and to amend the exercise and expiration dates of the 50,000 Stock Options listed in Table
II. An original signed copy of this Form 3 is on file at the offices of Moore Corporation Limited, One Canterbury Green, 6th Floor, Stamford, CT 06901.


              /s/ Dean E. Cherry                             March 20, 2002
              ----------------------------------------     ------------------
              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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